Registration No. 333-219078

As filed with the Securities and Exchange Commission on June 16, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-219078

UNDER THE SECURITIES ACT OF 1933

Standard AVB Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	27-3100949
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20 Stanwix Street
20th Floor
Pittsburgh, Pennsylvania 15222
(Address of Principal Executive Offices)

Standard AVB Financial Corp. 2012 Equity Incentive Plan
Standard Bank, PaSB 401(k) Plan
Allegheny Valley Bancorp, Inc. 2007 Stock Inventive Plan
Allegheny Valley Bancorp, Inc. 2011 Stock Incentive Plan
(Full Title of the Plan)

James J. McQuade
President and Chief Executive Officer
Dollar Mutual Bancorp
20 Stanwix Street
20th Floor
Pittsburgh, Pennsylvania 15222
(412) 261-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ⌧	Smaller reporting company⌧
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 to the Form S-8 Registration Statement relates to the Registration Statement on Form S-8 filed on June 30, 2017 (File No. 333-219078) and is being filed for the sole purpose of removing from registration any unsold shares of Standard AVB Financial Corp.’s (the “Registrant”) common stock and any unsold shares of the Registrant’s common stock that may have been issuable pursuant to the Standard AVB Financial Corp. 2012 Equity Incentive Plan (the “2012 Plan”), the Standard Bank, PaSB 401(k) Plan (the “401(k) Plan”), the Allegheny Valley Bancorp, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) and the Allegheny Valley Bancorp, Inc. 2011 Stock Incentive Plan (the “2011 Plan”).

On May 28, 2021, pursuant to the Agreement and Plan of Merger, dated as of September 24, 2020, by and among the Registrant, Dollar Mutual Bancorp, and Dollar Acquisition Sub, Inc., Dollar Acquisition Sub, Inc. merged with and into the Registrant, with the Registrant as the surviving entity, and immediately thereafter the Registrant merged with and into Dollar Mutual Bancorp, with Dollar Mutual Bancorp as the surviving entity (the “Mergers”).  As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the 2012 Plan, the 401(k) Plan, the 2007 Plan or the 2011 Plan, and no shares of the Registrant’s common stock are reserved for future issuance under those plans.
In accordance with the undertakings made by the Registrant in the foregoing registration statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 2012 Plan, the 401(k) Plan, the 2007 Plan and the 2011 Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dollar Mutual Bancorp (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, Pennsylvania, on this 16th day of June 2021.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.
DOLLAR MUTUAL BANCORP (as successor to Standard AVB Financial Corp.)

By:	/s/ James J. McQuade
James J. McQuade
President and Chief Executive Officer
(Duly Authorized Representative)